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Filed Pursuant to Rule 433
Dated November 6, 2007
Registration Statement No. 333-132104

FINAL TERM SHEET
5.150% NOTES DUE 2012

Issuer:	Abbott Laboratories
Size:	$1,000,000,000
Security Type:	5.150% Notes due 2012
Coupon:	5.150%
Maturity:	November 30, 2012
Price:	99.961%
Yield:	5.158%
Spread:	Plus 1.17%
Benchmark Treasury:	3.875% due October 31, 2012
Treasury Spot:	3.988%
Coupon Dates:	Semiannually on May 30 and November 30
First Coupon:	May 30, 2008
Settlement:	November 9, 2007
Redemption Provisions:
Abbott may redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 20 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.
CUSIP:	002819 AA8
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated BNP Paribas Securities Corp. Citigroup Global Markets Inc. Wachovia Capital Markets, LLC
Senior Co-Managers:	ABN AMRO Incorporated Banc of America Securities LLC J.P. Morgan Securities Inc.

Co-Managers:	Banca IMI S.p.A. BMO Capital Markets Corp. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Mitsubishi UFJ Securities International plc SG Americas Securities, LLC THE WILLIAMS CAPITAL GROUP, L.P.

        Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling any one of the Joint Book-Running Managers toll-free at 1-866-718-1649 (Morgan Stanley), 1-800-854-5674 (BNP Paribas); 1-877-858-5407 (Citi) or 1-866-289-1262 (Wachovia Securities).

FINAL TERM SHEET
5.600% NOTES DUE 2017

Issuer:	Abbott Laboratories
Size:	$1,500,000,000
Security Type:	5.600% Notes due 2017
Coupon:	5.600%
Maturity:	November 30, 2017
Price:	99.699%
Yield:	5.639%
Spread:	Plus 1.27%
Benchmark Treasury:	4.750% due August 15, 2017
Treasury Spot:	4.369%
Coupon Dates:	Semiannually on May 30 and November 30
First Coupon:	May 30, 2008
Settlement:	November 9, 2007
Redemption Provisions:
Abbott may redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 25 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.
CUSIP:	002819 AB6
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated BNP Paribas Securities Corp. Citigroup Global Markets Inc. Wachovia Capital Markets, LLC
Senior Co-Managers:	ABN AMRO Incorporated Banc of America Securities LLC J.P. Morgan Securities Inc.

Co-Managers:	Banca IMI S.p.A. BMO Capital Markets Corp. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Mitsubishi UFJ Securities International plc SG Americas Securities, LLC THE WILLIAMS CAPITAL GROUP, L.P.

        Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling any one of the Joint Book-Running Managers toll-free at 1-866-718-1649 (Morgan Stanley), 1-800-854-5674 (BNP Paribas); 1-877-858-5407 (Citi) or 1-866-289-1262 (Wachovia Securities).

FINAL TERM SHEET
6.150% NOTES DUE 2037

Issuer:	Abbott Laboratories
Size:	$1,000,000,000
Security Type:	6.150% Notes due 2037
Coupon:	6.150%
Maturity:	November 30, 2037
Price:	99.600%
Yield:	6.179%
Spread:	Plus 1.50%
Benchmark Treasury:	4.750% due February 15, 2037
Treasury Spot:	4.679%
Coupon Dates:	Semiannually on May 30 and November 30
First Coupon:	May 30, 2008
Settlement:	November 9, 2007
Redemption Provisions:
Abbott may redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 30 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.
CUSIP:	002819 AC4
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated BNP Paribas Securities Corp. Citigroup Global Markets Inc. Wachovia Capital Markets, LLC

Senior Co-Managers:	ABN AMRO Incorporated Banc of America Securities LLC J.P. Morgan Securities Inc.
Co-Managers:	Banca IMI S.p.A. BMO Capital Markets Corp. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Mitsubishi UFJ Securities International plc SG Americas Securities, LLC THE WILLIAMS CAPITAL GROUP, L.P.

        Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling any one of the Joint Book-Running Managers toll-free at 1-866-718-1649 (Morgan Stanley), 1-800-854-5674 (BNP Paribas); 1-877-858-5407 (Citi) or 1-866-289-1262 (Wachovia Securities).

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  Filed Pursuant to Rule 433 Dated November 6, 2007 Registration Statement No. 333-132104